Exhibit 99.1

MAPFRE COMPLETES ACQUISITION OF
COMMERCE, $1.9 BILLION U.S. INSURER

Madrid, Spain and Webster, Massachusetts, June 4, 2008 – MAPFRE S.A. (“MAPFRE”) and The Commerce Group, Inc. (NYSE: CGI) (“Commerce”) jointly announced that MAPFRE has completed its acquisition of Commerce.

MAPFRE is the largest insurer in Spain, ranks as the leading non-life company in Latin America and is the 11th largest non-life insurer in Europe (as measured in premiums).  Commerce is the 20th largest automobile insurer in the United States (as measured in premiums) and its insurance company subsidiaries had nearly $1.9 billion in direct written premiums in 2007.  Commerce, the largest auto and homeowners’ insurer in Massachusetts, is licensed in all 50 states and has operations in 17 states.

MAPFRE paid $36.70 in cash per share of Commerce’s publicly traded stock, with total merger consideration of  $2,211 million, as of the date of the closing.

“This is an important day in the history of MAPFRE,” said José Manuel Martínez Martínez, Chairman of MAPFRE.  “Not only is the acquisition of Commerce the largest in the history of our company, but it fits perfectly with MAPFRE´s growth strategy and commitment to turn into a global insurance group. Furthermore, it represents a decisive step in MAPFRE’s international expansion, especially in the United States. We want to welcome Commerce’s employees, agents, clients and suppliers to our group, and encourage them to continue to trust and grow on the shared values that have joined our companies.”

Commerce’s Chairman and Chief Executive Officer Gerald Fels said “becoming a part of  the MAPFRE Group benefits all of Commerce’s stakeholders and we are proud that we have grown our company from a small start-up in 1971 to a $2 billion business that today becomes part of one of the world’s leading insurance groups.  This transaction underscores the commitment of our founder, our shareholders, directors, and employees over the last 37 years to building a world-class business.”

MAPFRE intends to maintain Commerce’s headquarters in Webster, Mass. and will continue to write business in Mass. and across the United States through independent insurance agents.

“Commerce’s strong independent agent force and its committed, hard working and talented employees were critical considerations in our decision to acquire Commerce,” said Mr. Martínez.

Commerce will continue under the leadership of its current management team and its approximately 2,400 employees will retain their jobs.

The acquisition of Commerce was accomplished through the merger of a subsidiary of MAPFRE, Magellan Acquisition Corp., with and into Commerce, with Commerce as the surviving corporation.  The business will continue to be known as The Commerce Group, Inc.

About MAPFRE S.A.

MAPFRE is the largest Spanish insurance group and has a presence in 43 countries, especially in direct insurance, reinsurance and assistance markets in Latin America, where it is the largest in Non-life insurer. The MAPFRE Group, which celebrates its 75th anniversary in 2008, has more than 31,000 employees and over 13 million clients around the world. In 2007, MAPFRE achieved a net result of over €730 million, with revenues above €15,200 million.

About The Commerce Group, Inc.

The Commerce Group, Inc. is headquartered in Webster, Massachusetts. Property and casualty insurance subsidiaries include The Commerce Insurance Company and Citation Insurance Company in Massachusetts, Commerce West Insurance Company in California, American Commerce Insurance Company in Ohio, and State-Wide Insurance Company in New York. Through its subsidiaries’ combined insurance activities, the Company is ranked as the 20th largest personal automobile insurance group in the country by A.M. Best Company, based on 2006 direct written premium information. The Company and its insurance subsidiaries are rated A+ (Superior) by A.M. Best.

Forward-Looking Statements

It should be noted that this release might contain certain statements that may be considered forward-looking statements. The Commerce Group refers you to its 2007 Form 10-K for a description of the Company’s business environment and important other factors that may affect its business, including its language regarding forward-looking statements.

Contact:	The Commerce Group, Inc.
Randy Becker, 508-949-4129
Senior Vice President and Chief Financial Officer